Exhibit 1

June 28, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

Ladies and Gentlemen:

The undersigned, Merrill Lynch Canada Inc. (“MLCI”) and First Leaside Securities Inc. (“FLS”, and, together with MLCI, the “Agents”, and, individually, an “Agent”), understand that Merrill Lynch & Co., Inc. (the “Company”), a Delaware corporation, proposes to issue and sell up to Cdn.$10,000,000 Inflation-Linked Notes linked to the performance of the Consumer Price Index due June 29, 2015 (the “Notes”) at a price to the public representing 101.5% of the principal amount of such Notes.

We understand that the Company has filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-3 dated February 8, 2005 relating to the offering of debt securities, warrants, preferred stock, depositary shares and common stock of the Company pursuant to Rule 415 under the 1933 Act (such registration statement, declared effective by the SEC on February 25, 2005 under the 1933 Act, including the exhibits thereto and the documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”) and a related prospectus dated February 25, 2005.

The Company has also filed (i) with the SEC pursuant to Rule 424(b)(6) under the 1933 Act a U.S. shelf prospectus dated March 8, 2005 (the “U.S. Shelf Prospectus”), and (ii) with the Canadian securities regulatory authorities (the “Canadian Securities Commissions”) of each of the provinces and territories of Canada (the “Qualifying Jurisdictions”) a Canadian shelf prospectus dated March 8, 2005 (the “Canadian MJDS Prospectus”) under National Instrument 71-101 – The Multijurisdictional Disclosure System (“NI 71-101”), which includes the U.S. Shelf Prospectus (with such deletions therefrom and additions thereto as are permitted or required by NI 71-101), in order to qualify the offering and sale of up to U.S.$39,390,000,000 aggregate amount of debt securities, warrants, preferred stock, depositary shares and common stock in Canada. A final receipt was issued for the Canadian MJDS Prospectus by the Ontario Securities Commission, on behalf of itself and the other Canadian Securities Commissions, on March 10, 2005.

The Company has also prepared and filed with the SEC in accordance with Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions under NI 71-101 a preliminary MJDS prospectus supplement (the “Original Preliminary MJDS Supplement”) dated May 18, 2005 relating to the offering of the Notes and an amended and restated preliminary prospectus supplement (together with the Original Preliminary

MJDS Supplement, the “Preliminary MJDS Supplement”) dated June 22, 2005 relating to the offering of the Notes. We understand that the Company will prepare a final MJDS prospectus supplement to be dated the date of this Agreement and filed (the “Final MJDS Supplement”) with the SEC pursuant to Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions under NI 71-101 in order to qualify the Notes for distribution in each of the Qualifying Jurisdictions (the “Offering”).

The Company has requested the Agents to act as the sole and exclusive agents of the Company to solicit, on a best efforts basis, offers to purchase the Notes in all of the Qualifying Jurisdictions and the Agents hereby agree to act as exclusive agents for such purpose on the terms and conditions contained herein. As such, the Agents are not obligated to purchase the Notes, although any Notes sold will initially be purchased by the Agents, as principals, at 100% of their aggregate principal amount and then resold to investors. The Company has also agreed that the Agents may form a selling group consisting of registered dealers to solicit offers to purchase the Notes and may determine the fee to be paid to such selling group, which fee shall be paid by the Agents.

1.	Definitions and Interpretation

1.1	Unless otherwise defined herein, as used herein:

“Auditors” means the firm of Deloitte & Touche LLP (New York);

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

“Canadian Securities Laws” means all applicable securities laws in each of the Qualifying Jurisdictions and the respective regulations made thereunder, together with applicable published policy statements, rules and orders of the securities regulatory authorities in each of the Qualifying Jurisdictions, including, for greater certainty, NI 71-101 and Companion Policy 71-101CP;

“CDS” means The Canadian Depository for Securities Limited;

“Closing Date” means June 29, 2005, or such other date not later than July 6, 2005 as the parties hereto may agree upon in writing;

“Closing Time” means 9:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon in writing.

“distribution” means a “distribution” or “distribution to the public” as defined in the Canadian Securities Laws and “distribute” has a corresponding meaning;

“Indenture” means the amended and restated indenture dated as of April 1, 1983, as further amended and restated from time to time, between the Company and the Trustee pursuant to which the Notes will be issued;

“misrepresentation”, “material fact” and “material change” have the respective meanings attributed thereto in the Securities Act (Ontario);

“Prospectus” means, collectively, the U.S. Shelf Prospectus and the Canadian MJDS Prospectus (in the English and French languages), including the documents incorporated by reference therein;

“Prospectus Supplement” means, collectively, the Preliminary MJDS Supplement and the Final MJDS Supplement (in the English and French languages), including the documents incorporated by reference therein (in the English and French languages);

“Supplementary Material” means, individually or collectively as the context requires, any amendment or supplement to the Prospectus or Final MJDS Supplement or any amending or supplemental prospectus or other supplemental documentation or any similar document required to be filed by the Company under any of the Canadian Securities Laws during the period of distribution of the Notes;

“Trustee” means JPMorgan Chase Bank, N.A., as trustee under the Indenture;

“U.S. Person” means any person who is or who acts, directly or indirectly, in the capacity of agent for the benefit of:

(a)	any natural person who is a resident in the United States, its territories, possessions or all areas subject to its jurisdiction;

(b)	any partnership, corporation, trust or other entity organized under United States law or organized or owned beneficially primarily by U.S. Persons;

(c)	any estate or trust of which an executor, trustee or similar person is a U.S. Person unless the beneficiaries are not U.S. Persons and a non-U.S. Person who is also an executor, trustee or similar person has or shares investment discretion;

(d)	any U.S. agency or branch of a foreign person; or

(e)	any discretionary or non-discretionary account for the benefit of a U.S. Person;

1.2	Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.3	The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or meaning of this Agreement.

2.	Appointment of Agents

2.1	Subject to the following terms and conditions in this Agreement, the Company hereby appoints the Agents, and the Agents hereby accept such appointment, to act as the sole and exclusive agents of the Company to lawfully solicit, on a best efforts basis, on behalf of the Company, directly and through sub-agents lawfully authorized to sell the Notes in the Qualifying Jurisdictions, offers to purchase the Notes in the Qualifying Jurisdictions during the period of the distribution of the Notes at an initial offering price of Cdn.$1,015 per Cdn.$1,000 principal amount of Notes.

2.2	The Agents shall communicate to the Company, orally, each offer to purchase Notes solicited by such Agents on an agency basis, other than those offers rejected by the Agents. Each Agent shall have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes, as a whole or in part, and any such rejection shall not be deemed a breach of the Agent’s agreement contained herein. The Company may accept or reject any proposed purchase of the Notes, in whole or in part. The Agents shall make reasonable efforts to assist the Company in obtaining performance by each purchaser whose offer to purchase Notes has been solicited by the Agents and accepted by the Company.

2.3	The Agents agree to use their reasonable best efforts to solicit offers to purchase the Notes on the terms and conditions set forth herein and in the Prospectus and the Final MJDS Supplement as aforesaid but it is hereby agreed and understood that the Agents shall act as agents only and shall not at any time be obligated to purchase or to arrange for the purchase of any Notes. The Notes will be offered by the Agents directly and through sub-agents lawfully authorized to sell the Notes for sale to the public in all of the Qualifying Jurisdictions in compliance with Canadian Securities Laws.

3.	Distribution of Notes

3.1

The Agents shall solicit offers to purchase the Notes for sale from the public, directly and through other members of the selling group, in compliance with applicable Canadian Securities Laws and upon the terms and conditions set forth in the Prospectus, the Final MJDS Supplement, any Supplementary Material and this Agreement. The Agents shall not solicit offers to purchase or sell the Notes so as to require registration of the Notes or the filing of a prospectus, registration statement or other notice or document with respect to the distribution of the Notes under the laws of any jurisdiction other than the Qualifying Jurisdictions and shall require each other member of the selling group to agree with the Agents not to so solicit or sell. The Agents shall be entitled to assume that the Notes are qualified for distribution in any Qualifying Jurisdiction, unless the Agents receive notice to the contrary from the Company or the applicable Canadian Securities Commission. The Notes shall not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the account or benefit of, a U.S. Person.

3.2	The Agents shall, after the Closing Date, use their best efforts to complete the distribution of the Notes as promptly as possible and MLCI shall notify the Company if and when, in its opinion, the distribution of Notes has been completed and shall, as soon as practicable thereafter (and in any event within the time periods necessary to obtain a refund of filing fees), provide the Company with a breakdown of the number of Notes distributed in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the applicable Canadian Securities Commissions.

4.	Representations and Warranties of the Company

4.1	The Company represents and warrants to the Agents, as of the date hereof and as of the Closing Time, and acknowledges that the Agents are relying upon such representations and warranties in connection with the entering into of this Agreement and the sale by the Agents, on behalf of the Company, of the Notes, as follows:

(a)	The Registration Statement has become effective under the 1933 Act;

(b)	the Registration Statement and the U.S. Prospectus comply as to form in all material respects with the requirements for registration statements on Form S-3 under the 1933 Act and the rules and regulations of the SEC thereunder, and the United States Securities Exchange Act of 1934, as amended (the “1934 Act”) and the documents incorporated by reference in the U.S. Prospectus, at the time they were or hereafter are filed with the SEC, complied or when so filed will comply, as the case may be, in all material respects with the rules thereunder;

(c)	the Company has complied in all material respects with all requirements of the 1933 Act and the rules and regulations thereunder with respect to the preparation and filing of the Registration Statement;

(d)	the Company meets the general eligibility requirements of NI 71-101 for use of a MJDS shelf prospectus with respect to the Notes, as amended by an order dated June 30, 2004 issued by the Canadian Securities Commissions providing, among other things, an exemption from the limitations on distributions of derivative securities set forth in subsection 3.3(1) of NI 71-101;

(e)	the Canadian MJDS Prospectus conforms to the U.S. Shelf Prospectus except for such deletions therefrom and additions thereto as are permitted or required by NI 71-101;

(f)	the Canadian MJDS Prospectus has been prepared and filed in compliance in all material respects with Canadian Securities Laws;

(g)	to the knowledge of the Company, none of the SEC, Canadian Securities Commissions, any stock exchange in Canada or the United States or any regulatory authority or court has issued an order preventing or suspending the use or effectiveness, as the case may be, of the Registration Statement or the Prospectus or preventing the distribution of the Notes or instituted proceedings for that purpose and no proceedings for that purpose are pending or are contemplated by any of the aforementioned parties, and any request on the part of such parties for additional information from the Company has been complied with;

(h)	the Company has prepared and filed with the Canadian Securities Commissions a submission to jurisdiction and appointment of agent for service of process on Form 71-101F1 on behalf of itself; and

(i)	there has not occurred any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, since the date of its most recent current report on Form 10-K, 10-Q or 8-K which has not been publicly disclosed.

4.2	Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to any Agent or to counsel for the Agents in connection with the offering of the Notes shall be deemed a representation and warranty by the Company to each Agent as to the matters covered thereby on the date of such certificate.

5.	Covenants of the Company

5.1	In further consideration of the agreements of the Agents herein contained, the Company covenants with the Agents as follows:

(a)	the Company will comply with the requirements of NI 71-101, file the Final MJDS Supplement (in the English and French languages) with the SEC and the Canadian Securities Commissions in accordance with Rule 424(b)(6) under the 1933 Act and NI 71-101 and in any event not later than the date the Final MJDS Supplement is first used in Canada and obtain confirmation, to the extent such confirmation can be obtained, of receipt thereof from the Canadian Securities Commissions;

(b)	the Company will, during the period of the distribution of the Notes, notify the Agents promptly:

(i)	of the filing of any amendment or supplement to the Prospectus;

(ii)	of any request by any Canadian Securities Commission or the SEC for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information;

(iii)	of the institution or, to the extent known by the Company, threatening by the SEC or any Canadian Securities Commission of any stop order proceedings in respect of the Registration Statement or the Prospectus, or any proceedings, with respect to the suspension of the qualification of the Notes for distribution in any jurisdiction or with respect to any order to cease trade any securities of the Company in any jurisdiction; and

(iv)	of any notification it has received from Moody’s Investors Service, Inc. of any downgrade in the rating assigned to the Notes;

(c)	the Company will use its reasonable commercial efforts to prevent the issuance of any stop order, cease trading order or suspension referred to in (b)(iii) above and to obtain as soon as possible the lifting of any such stop order, cease trading order or suspension, if issued;

(d)	during the period of the distribution of the Notes, the Company will not make or file any amendment or supplement to the Prospectus of which the Agents shall not have previously been advised or which the Agents shall reasonably object in writing after being so advised; provided, however, that this provision shall not prohibit the Company from complying in a timely manner with (i) its timely disclosure and other obligations under applicable securities legislation and the requirements of any relevant stock exchange arising out of any material change or change in material information or otherwise, and (ii) its obligations under clause (f) below;

(e)	the Company will furnish to the Agents, without charge, a signed copy of the Prospectus and a copy of the Final MJDS Supplement and will use its reasonable best efforts to promptly deliver after the execution of this Agreement and for so long as delivery of a prospectus by an Agent may be required by the 1933 Act or Canadian Securities Laws, as many copies of the Prospectus and the Final MJDS Supplement as the Agents may reasonably request;

(f)

if, at any time during the period of distribution of the Notes, any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of counsel for the Agents or counsel for the Company, to further amend or supplement the Prospectus in order that the Prospectus will not include a misrepresentation or an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, or if it shall be necessary, in the reasonable opinion of either such counsel, to amend or supplement the

Registration Statement or the Prospectus in order to comply with the requirements of the 1933 Act or the Canadian Securities Laws, the Company will forthwith prepare and file with the SEC and the Canadian Securities Commissions, as applicable, an appropriate supplement or amendment thereto and will furnish to the Agents and to the dealers in the selling group (whose names and addresses the Agents will furnish to the Company), such number of copies thereof as the Agents may reasonably request; and

(g)	during the period of the distribution of the Notes, to allow the Agents and the Agents’ counsel to continue to conduct all reasonable due diligence necessary to fulfill the Agents’ obligations under Canadian Securities Laws.

6.	Closing

6.1	Subject as hereinafter provided, the closing of the Offering shall be completed at the Closing Time at the offices of Canadian counsel to the Company, Davies Ward Phillips & Vineberg LLP, 1 First Canadian Place, Toronto, Ontario.

6.2	At the Closing Time, and provided that all conditions precedent to the completion of the Offering as stipulated in Section 7 of this Agreement have been satisfied:

(a)	the Company shall deliver (i) to CDS or its nominee, a global certificate representing such number of Notes for which the Agents have provided subscriptions on behalf of the Company, such global certificate to be registered in the name of CDS or its nominee and (ii) to the Agents, the requisite legal opinions and certificates as provided for herein, and such further documentation as may be contemplated herein; and

(b)	the Agents shall pay to the Company, by wire transfer of immediately available funds to a bank account designated by the Company, the aggregate purchase price for the Notes of Cdn $10,000,000. The foregoing payment shall be made against delivery of the Notes being purchased by the Agents to CDS no later than the Closing Time, or at such other time or such other date as shall be agreed to in writing between the Company and the Agents.

7.	Conditions and Closing Deliveries

7.1

The Agents’ obligations to solicit offers to purchase the Notes as agents of the Company hereunder, including, without limitation, those set out in Section 6.2, shall be subject to the conditions (each of which is expressly declared to be solely for the benefit of the Agents) (i) that the terms and conditions of the Notes described in the Prospectus and the Final MJDS Supplement shall conform to the description thereof in such documents;

(ii) that the Prospectus and Final MJDS Supplement shall not contain a misrepresentation; and (iii) that:

(a)	at the Closing Date, no order having the effect of ceasing or suspending the distribution of the Notes or the trading in any of the securities of the Company, including a stop order suspending the effectiveness of the Registration Statement, shall have been issued by the SEC or any Canadian Securities Commission or stock exchange in Canada or the United States and no proceedings for that purpose shall have been instituted or pending or, to the knowledge of the Company, shall be contemplated by the SEC, any Canadian Securities Commission or stock exchange in Canada or the United States; and any request on the part of the SEC or any Canadian Securities Commission for additional information from the Company shall have been complied with. The Final MJDS Supplement shall have been filed with the SEC in accordance with Rule 424(b)(6) under the 1933 Act and with the Canadian Securities Commissions in accordance with NI 71-101;

(b)	the Agents shall have received on the Closing Date a certificate, dated the Closing Date and signed by an authorized officer of the Company, in his or her capacity as such, to the effect that:

(i)	the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Time;

(ii)	the Company has complied in all material respects with all the terms and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iii)	subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which requires disclosure under the timely disclosure provisions of U.S. securities laws applicable to the Company, except as has been publicly disclosed;

(c)	the Agents shall have received on the Closing Date the following the opinions:

(i)	an opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel to the Company, to the effect that the French language version of each of the Prospectus and Prospectus Supplement

(excluding all documents incorporated by reference therein) are in all material respects complete and proper translations of the English language versions thereof;

(ii)	an opinion of the Auditors, to the effect that the French language version of the financial portions of the Prospectus and Prospectus Supplement and the documents incorporated by reference therein are, in all material respects, a complete and proper translation of the English language versions thereof;

(iii)	an opinion of Heenan Blaikie LLP, to the effect that the French language version of the non-financial portions of the documents incorporated by reference in the Prospectus and Prospectus Supplement are, in all material respects, a complete and proper translation of the English language versions thereof;

(iv)	an opinion of Davies Ward Phillips & Vineberg LLP addressed to the Agents in form and substance satisfactory to counsel for the Agents; provided that in providing such opinion, Davies Ward Phillips & Vineberg LLP may rely on the opinions of local counsel as to matters governed by the laws of jurisdictions other than the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein;

(v)	an opinion of Sidley Austin Brown & Wood LLP, United States counsel for the Company, addressed to the Agents in form and substance satisfactory to counsel for the Agents; and

(vi)	an opinion of McMillan Binch Mendelsohn LLP, counsel for the Agents, addressed to the Agents in form and substance satisfactory to counsel to the Company; and

(d)

in connection with their review of the Prospectus and the Final MJDS Supplement, the Auditors shall have furnished a comfort letter to the Company and the Agents, in form and substance satisfactory to the Company and the Agents acting reasonably, relating to the verification of financial information and accounting data contained in the Prospectus (including information incorporated therein by reference) relating to the Company and matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus and Final MJDS Supplement to a date not more than five days prior to the date of such letter. Such letter shall further state that (i) the Auditors are independent with respect to the Company within the meaning of the 1933 Act and the regulations thereunder, and (ii) in their opinion, the audited financial statements of the Company included or incorporated by reference in the Registration Statement and the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the regulations thereunder.

8.	Termination

8.1	If prior to the Closing Time:

(a)	there has been any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, which, in the reasonable opinion of the Agents, would reasonably be expected to have a significant adverse effect on the market price or value of the Notes;

(b)	any enquiry, action, suit, investigation or other proceeding, whether formal or informal, in relation to the Company or the distribution of the Notes should be instituted or any order under or pursuant to any laws or regulations of the United States or of any of the Qualifying Jurisdictions or by any relevant stock exchanges in the United States or Canada or any other regulatory or governmental authority in the United States or should be made or issued (except for any such order based upon the activities or the alleged activities of the Agents and not of the Company) which, in the reasonable opinion of the Agents, operates to prevent or restrict the trading or the distribution of the Notes or which has a material adverse impact on the marketability thereof; or

(c)	there should develop, occur or come into effect or existence any event, action, state, condition or occurrence of national or international consequence, including any act of terrorism, war or like event, or any law or regulation, which in the opinion of the Agents, acting reasonably, seriously adversely affects, or would seriously adversely affect the Canadian, United States or international financial markets such that it would be impractical in the reasonable opinion of the Agents to sell the Notes, then, in any one or more of the foregoing cases, each of the Agents shall be entitled, at its or their sole option, to terminate all of its obligations under this Agreement, and the obligations of any purchaser from whom the Agent has solicited an order to purchase Notes, by notice to that effect delivered to the Company prior to the Closing Time; provided, however, that if FLS terminates its obligations hereunder and the Company otherwise fails to comply with the requirements of National Instrument 33-105 – Underwriting Conflicts, all of the obligations of the Agents under this Agreement, and the obligations of any purchaser from whom the Agents have solicited an order to purchase Notes, shall terminate without any further act or formality.

8.2	The rights of the Agents to terminate their obligations hereunder are in addition to any other remedies they may have in respect of any default, act or failure to act of the Company, in respect of any of the matters contemplated hereby. In the event of any termination, there shall be no further liability on the part of the Company to the terminating Agent or persons from whom it has solicited orders except in respect of any liability which may have arisen or may thereafter arise under Sections 9.1 or Section 10. Each of the Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other terms and conditions or any other or subsequent breach or non-compliance provided, however, that any waiver or extension must be in writing and signed by the Agent in order to be binding upon it.

9.	Expenses of Offering

9.1	Whether or not any sale of the Notes shall be completed, the Company (or any of its affiliates) shall pay all reasonable expenses relating to this transaction and all other costs and expenses of or incidental to the creation, offering, issue, sale and delivery of the Notes including, without limitation, the reasonable fees and disbursements of counsel up to $130,000, the advertising and marketing expenses relating to the Offering (including all roadshow expenses), the cost of preparing and printing and translating the Prospectus, Prospectus Supplement, any Supplementary Material, any sales memorandum and the certificates for the Notes, the cost of qualifying the Notes for sale to the public in the Qualifying Jurisdictions, the fees and expenses of the Company, the cost of registration and delivery of certificates for the Notes and the fees and expenses of the Auditors, counsel and all local counsel of the Company, including all legal and accounting fees and expenses relating to the Prospectus and the Prospectus Supplement and preparing the Company for the Offering.

10.	Indemnification

10.1	The Company agrees to indemnify and hold harmless each Agent and each person, if any, who controls any Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(a)

against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any misrepresentation or alleged misrepresentation contained in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or in any amendment or supplement thereto), or any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or in any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(b)	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 10.3 below) any such settlement is effected with the written consent of the Company; and

(c)	against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by MLCI), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (a) or (b) above;

provided, however, that this indemnity shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any misrepresentation or alleged misrepresentation, untrue statement or omission, or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Agent expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or any amendment or supplement thereto).

Insofar as this indemnity may permit indemnification for liabilities under the 1933 Act of any person who is a partner of an Agent or who controls an Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and who is a director or officer of the Company or controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, such indemnity is subject to the undertaking of the Company in the Registration Statement.

10.2

Each Agent severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement and the Prospectus, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 10.1, as incurred, but only with respect to misrepresentations or alleged misrepresentations, untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Agent expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus Supplement or the Prospectus (or any amendment or supplement thereto).

10.3	Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity. In the case of parties indemnified pursuant to Section 10.1 above, counsel to the indemnified parties shall be selected by MLCI, and, in the case of parties indemnified pursuant to Section 10.2 above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defence of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, except that the Company shall be liable for the fees and expenses of one counsel representing MLCI and the persons controlling MLCI and one counsel representing all other Agents and the persons controlling them. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 10 or Section 11 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

10.4

If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 10.1(b) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

11.	Contribution

11.1	If the indemnification provided for in Section 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Agents, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Agents, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Agents, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Notes (before deducting expenses) received by the Company and the total agency fee received by the Agents, in each case as set forth on the cover of the Final MJDS Supplement.

The relative fault of the Company, on the one hand, and the Agents, on the other hand, shall be determined by reference to, among other things, whether any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Agents and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

11.2

The Company and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement or omission or alleged omission.

11.3	Notwithstanding the provisions of this Section 11, no Agent shall be required to contribute any amount in excess of the amount by which the total price at which the Notes placed by it and offered to the public exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of any such misrepresentation or alleged misrepresentation, any such untrue or alleged untrue statement or omission or alleged omission.

11.4	No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

11.5	For purposes of this Section 11, each person, if any, who controls an Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Agent, and each director of the Company, each officer of the Company who signed the Registration Statement and the Prospectus, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Agents’ respective obligations to contribute pursuant to this Section 11 are several in proportion to the aggregate amount of Notes sold by the Agents, and not joint.

11.6	The rights of indemnity and contribution contained in Sections 10 and 11 in respect of a particular claim based on misrepresentation or omission or alleged misrepresentation or omission in the Prospectus, the Prospectus Supplement or any Supplementary Material shall not apply if the Company has complied with Sections 5.1(e) and 5.1(f) and the person asserting such claim was not provided with a copy of the Prospectus, Prospectus Supplement or any Supplementary Material which corrected such misrepresentation or omission by an Agent or other selling group member within two Business Days after commercial copies of such Prospectus or any Supplementary Material were provided to the Agents or other selling group members in accordance with Sections 5.1(e) and 5.1(f).

12.	Notices

12.1

Unless herein otherwise expressly provided, any notice, request, direction, consent, waiver, extension, agreement or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery to an officer of the party to whom notice is given or shall be sent by commercial courier to the attention of the individuals noted below, in each case at the following address:

(a)	To the Company:

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

Attention: Jens Berding

Facsimile: (212) 449-7481

with a copy to:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, NY 10019

Attention: Mark Wiltshire

Facsimile: (212) 839-5599

- and -

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, ON M5X 1B1

Attention: Patricia Olasker

Facsimile: (416) 863-0871

(b)	To MLCI:

Merrill Lynch Canada Inc.

Suite 400, BCE Place

181 Bay Street

Toronto, ON M5J 2V8

Attention: Rasha Katabi

Facsimile: (416) 369-7790

(c)	To FLS:

First Leaside Securities Inc.

430 Durham Road #8

Uxbridge, ON L9P 1R1

Attention: David C. Phillips

Facsimile: (905) 852-4637

with a copy to:

McMillan Binch Mendelsohn LLP

Barristers & Solicitors

BCE Place, Suite 4400

Bay Wellington Tower

Toronto, ON M5J 2T3

Attention: Michael Burns

Facsimile: (416) 865-7048

The parties hereto may change their respective address for notice by notice given in the manner aforesaid.

13.	General Provisions

13.1	Time shall be of the essence hereof.

13.2	This Agreement shall be governed by and construed, performed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the courts of such province shall have non-exclusive jurisdiction over any dispute hereunder.

13.3	The representations, warranties, obligations, covenants, agreements and indemnities herein contained or contained in any certificate delivered pursuant to this Agreement shall survive the sale of the Notes and shall continue in full force and effect unaffected by the termination of the obligations of the Agents hereunder, nor shall they be limited or prejudiced by any investigation made by or on behalf of any Agent in the course of preparation of the Prospectus or any Supplementary Material or the sale of the Notes.

13.4	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of this Agreement and shall be severable from this Agreement.

13.5	This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.6	This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument; and notwithstanding the date of execution, this Agreement shall be deemed to bear the date first shown on this Agreement.

13.7	This Agreement may be executed and delivered by the parties hereto by facsimile transmission and such facsimile copy, when received, shall constitute an original hereof.

13.8	The Company shall be entitled to make any delivery or give any disclosure or notice that is to be given to the Agents hereunder to MLCI on their behalf and shall act on any notice, waiver, extension, receipt or other communication given by or on behalf of the Agents by MLCI which shall represent the Agents and which shall have authority to bind the Agents in respect of all matters hereunder, except matters referred to in Sections 10.1 through 10.3. MLCI shall use its reasonable best efforts to consult fully with the other Agent with respect to any such notice, waiver, extension or other communication.

13.9	The parties hereto shall provide all such reasonable assurances as may be required or desirable to consummate the transactions contemplated hereby and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

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If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance on the accompanying counterparts of this letter and return the same to the undersigned, whereupon this letter as so accepted shall constitute an agreement among the Company and the Agents in accordance with the foregoing.

Yours very truly,

MERRILL LYNCH CANADA INC.

by	/s/ Rasha Katabi
Name:
Title:

FIRST LEASIDE SECURITIES INC.

by	/s/ David C. Phillips
Name:
Title:

MERRILL LYNCH & CO., INC.

by	/s/ Allen G. Braithwaite III
Name:
Title: